Exhibit 99.1

Cash America International, Inc. Prices $100 Million Convertible Senior Note Offering

FORT WORTH, Texas--(BUSINESS WIRE)--May 14, 2009--Cash America International, Inc. (NYSE: CSH) today announced the pricing of its offering of $100 million aggregate principal amount of 5.25% Convertible Senior Notes due 2029 in a private offering to qualified institutional buyers pursuant to Rule 144A of the U.S. Securities Act of 1933, as amended (the "Securities Act").

The sale of the notes is expected to close on May 19, 2009. The notes were priced at 100% of their principal amounts. Cash America also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $15 million aggregate principal amount of additional notes to cover over-allotments, if any.

The notes will bear interest at a rate of 5.25% per year, payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2009. The notes will be convertible, in certain circumstances, at an initial conversion rate of 39.2157 shares per $1,000 aggregate principal amount of notes (which is equivalent to a conversion price of approximately $25.50), subject to adjustment upon the occurrence of certain events, into either, at Cash America’s election: (i) shares of common stock or (ii) cash up to their principal amount and shares of its common stock in respect of the remainder, if any, of the conversion value in excess of the principal amount. This represents a conversion premium of approximately 27.5% relative to the closing price of Cash America’s common stock on May 13, 2009.

Cash America may, at its option, redeem some or all of the notes on or after May 15, 2014 solely for cash. Holders of the notes will have the right to require Cash America to repurchase some or all of the outstanding notes, solely for cash, on May 15, 2014, May 15, 2019 and May 15, 2024. The notes are senior unsecured obligations of Cash America.

Cash America intends to use a portion of the net proceeds of the offering to repay existing indebtedness, including outstanding balances under its revolving credit facility. Any remaining portions will be used for general corporate purposes.

The notes have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100